Exhibit 15

J&J Snack Foods Corp.

6000 Central Highway

Pennsauken, NJ 08109

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of J&J Snack Foods Corp. for the periods ended March 26, 2016 and March 28, 2015, as indicated in our report dated April 28, 2016; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 26, 2016 is incorporated by reference in Registration Statement on Form S-8 (File No. 333-178379, effective December 8, 2011, File No. 333-111292, effective December 18, 2003, File No. 333-94795, effective January 18, 2000, File No. 333-03833, effective May 16, 1996).

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ GRANT THORNTON LLP

Philadelphia, PA

April 28, 2016